Exhibit 24.1
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Miguel Patricio, Andre Maciel, and Vince Garlati, or any one of them, his or her true and lawful attorney-in-fact and in his or her name, place, and stead for purposes of executing the Annual Report on Form 10-K of The Kraft Heinz Company for its fiscal year ended December 31, 2022, and any and all amendments or supplements thereto, and to cause the same to be filed with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Miguel Patricio	Chief Executive Officer and Chair of the Board	February 13, 2023
Miguel Patricio	(Principal Executive Officer)

/s/ Andre Maciel	Executive Vice President and Global Chief Financial Officer	February 13, 2023
Andre Maciel	(Principal Financial Officer)

/s/ Vince Garlati	Vice President and Global Controller	February 13, 2023
Vince Garlati	(Principal Accounting Officer)

/s/ John T. Cahill	Vice Chair of the Board	February 13, 2023
John T. Cahill

/s/ John C. Pope	Lead Director	February 13, 2023
John C. Pope

/s/ Gregory E. Abel	Director	February 13, 2023
Gregory E. Abel

/s/ Lori Dickerson Fouché	Director	February 13, 2023
Lori Dickerson Fouché

/s/ Diane Gherson	Director	February 13, 2023
Diane Gherson

/s/ Timothy Kenesey	Director	February 13, 2023
Timothy Kenesey

/s/ Alicia Knapp	Director	February 13, 2023
Alicia Knapp

/s/ Elio Leoni Sceti	Director	February 13, 2023
Elio Leoni Sceti

/s/ Susan Mulder	Director	February 13, 2023
Susan Mulder

/s/ James Park	Director	February 13, 2023
James Park